Exhibit 10.10.A.2
                                 PROMISSORY NOTE

$12,961.00                                                    January 14, 1999

        For value received, the undersigned promise(s) to pay to GINSITE MATERIALS, INC., on order the sum of Twelve Thousand, Nine Hundred Sixty-One Dollars ($12,961.00) in three hundred and sixty days (360) after date the entire amount of this note is fully paid and satisfied with interest at the rate of ten percent (10%) per annum, payable at this date of said promissory note. Ginsite Materials, Inc., at its option can renew said promissory note for an additional three hundred and sixty days (360) with the same terms and conditions.
     This said note is unsecured by any collateral or personal guarantees by the company Progressive Technology, Inc. and/or its officers.

     Default in payment after due date, shall at the option of the holder under the entire amount of this note individually due and payable, with costs of collection including a reasonable attorney's fee.

     Each and every party to this instrument, either as makers, endorser, or otherwise, hereby waives for presentment for payment, notice of dishonor, protest, and notice of protest hereof, and also waives any and all defenses on the ground of any extensions or partial payments which may be accepted by the holder hereof or after default.


/s/Audrey Max                               /s/ Murray Ginsberg
-------------                                ---------------------
Audrey Max, Secretary                       Murray Ginsberg, President/CEO
for Progressive Technology, Inc.            For Progressive Technology, Inc.